UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934


                                Final Amendment

                                  MIH Limited
 -------------------------------------------------------------------------------
                               (Name of Issuer)



                    Class A Ordinary Shares (no par value)
 -------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   G6116R10
       ----------------------------------------------------------------
                                (CUSIP Number)


                               December 31, 2002
 -------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[_]  Rule 13d-1(b)

[_]  Rule 13d-1(c)

[X]  Rule 13d-1(d)

  CUSIP NO. G6116R10                13G

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MIH (BVI) Limited
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)  [_]
                                                                (b)  [_]
-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     British Virgin Islands
-------------------------------------------------------------------------------
                           5.       SOLE VOTING POWER

     NUMBER OF                      0
      SHARES                        -------------------------------------------
                           6.       SHARED VOTING POWER
   BENEFICIALLY
                                    0
     OWNED BY                       -------------------------------------------

       EACH                7.       SOLE DISPOSITIVE POWER

     REPORTING                      0

      PERSON                        -------------------------------------------
                           8.       SHARED DISPOSITIVE POWER
       WITH
                                    0

-------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
-------------------------------------------------------------------------------
 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [_]

-------------------------------------------------------------------------------
 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
-------------------------------------------------------------------------------
 12. TYPE OF REPORTING PERSON

     CO
 -------------------------------------------------------------------------------

   CUSIP NO. G6116R10               13G

-------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MIH Holdings Limited
-------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [_]
                                                                    (b)  [_]
-------------------------------------------------------------------------------
 3.  SEC USE ONLY

-------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     South Africa
-------------------------------------------------------------------------------
                           5.  SOLE VOTING POWER

     NUMBER OF                 0
      SHARES               ----------------------------------------------------
                           6.  SHARED VOTING POWER
   BENEFICIALLY
                               0
     OWNED BY              ----------------------------------------------------

       EACH                7.  SOLE DISPOSITIVE POWER

    REPORTING                  0

      PERSON               ----------------------------------------------------
                           8.  SHARED DISPOSITIVE POWER
       WITH
                               0

-------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [_]

-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     CO
-------------------------------------------------------------------------------

   CUSIP NO. G6116R10               13G

-------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MIH Investments (Proprietary) Limited
-------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [_]
                                                                    (b)  [_]
-------------------------------------------------------------------------------
 3.  SEC USE ONLY

-------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     South Africa
-------------------------------------------------------------------------------
                           5.       SOLE VOTING POWER

     NUMBER OF                      0
      SHARES               ----------------------------------------------------
                           6.       SHARED VOTING POWER
   BENEFICIALLY
                                    0
     OWNED BY              ----------------------------------------------------

       EACH                7.       SOLE DISPOSITIVE POWER

    REPORTING                       0

      PERSON               ----------------------------------------------------
                           8.       SHARED DISPOSITIVE POWER
       WITH
                                    0
-------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [_]

-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     CO
-------------------------------------------------------------------------------

 Item 1(a).       Name of Issuer:

                  MIH LIMITED

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  ABBOT BUILDING
                  MOUNT STREET
                  TORTOLA
                  ROAD TOWN
                  BRITISH VIRGIN ISLANDS

Item 2(a).        Name of Persons Filing:

                  MIH (BVI) LIMITED
                  MIH HOLDINGS LIMITED
                  MIH INVESTMENTS (PROPRIETARY) LIMITED

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  MIH (BVI) LIMITED
                  c/o BENFID VERWALTUNGS AG
                  PO BOX 4146 BAARERSTRASSE 19
                  CH - 6304 ZUG
                  SWITZERLAND

                  MIH HOLDINGS LIMITED
                  251 OAK AVENUE
                  RANDBURG
                  2194
                  SOUTH AFRICA

                  MIH INVESTMENTS (PROPRIETARY) LIMITED
                  251 OAK AVENUE
                  RANDBURG
                  2194
                  SOUTH AFRICA

Item 2(c).        Citizenship:

                  MIH (BVI) LIMITED - BRITISH VIRGIN ISLANDS
                  MIH HOLDINGS LIMITED - SOUTH AFRICA
                  MIH INVESTMENTS (PROPRIETARY) LIMITED - SOUTH AFRICA

Item 2(d).        Title of Class of Securities:

                  CLASS A ORDINARY SHARES, NO PAR VALUE

Item 2(e).        CUSIP Number:

                  G6116R10

Item 3. NOT APPLICABLE. THIS FINAL AMENDMENT TO SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d).

Item 4.   Ownership.

     (a). Amount beneficially owned:

          SEE THE RESPONSES TO ITEM 9 ON THE ATTACHED COVER PAGES. THIS IS A FINAL AMENDMENT TO SCHEDULE 13G AND IS AN EXIT FILING. AS OF DECEMBER 31, 2002, THE PERSONS FILING THIS FINAL AMENDMENT TO
          SCHEDULE 13G NO LONGER BENEFICIALLY OWNED ANY CLASS A ORDINARY SHARES OF THE ISSUER OR ANY SHARES CONVERTIBLE INTO CLASS A ORDINARY SHARES.

     (b). Percent of Class:

          See the responses to Item 11 on the attached cover pages.

     (c). Number of shares as to which such person has:

          (i).   Sole power to vote or to direct the vote: SEE THE RESPONSES TO
                 ITEM 5 ON THE ATTACHED COVER PAGES.

          (ii). Shared power to vote or to direct the vote: SEE THE RESPONSES TO ITEM 6 ON THE ATTACHED COVER PAGES.

          (iii). Sole power to dispose or to direct the disposition of: SEE THE RESPONSES TO ITEM 7 ON THE ATTACHED COVER PAGES.

          (iv). Shared power to dispose or to direct the disposition of: SEE THE RESPONSES TO ITEM 8 ON THE ATTACHED COVER PAGES.

Item 5.   Ownership of Five Percent or Less of a Class.

          IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING. [x]

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          NOT APPLICABLE

Item 8.   Identification and Classification of Members of the Group.

          NOT APPLICABLE

Item 9.   Notice of Dissolution of Group.

          NOT APPLICABLE

Item 10.  Certification.

          NOT APPLICABLE

                                  SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2003


                                  MIH HOLDINGS LIMITED, acting on behalf of itself, MIH (BVI) Limited, and MIH Investments (Proprietary) Limited as per the Joint Filing Agreement dated February 14, 2000, filed as an exhibit to the Schedule 13G filed on February 14, 2000.

                                  by: /s/ Steve Pacak
                                      ----------------------------------------
                                      Name:  Steve Pacak
                                      Title: Chief Financial Officer